Exhibit 23.1

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong.

香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室

Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078

Email 電郵: info@czdcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3/A (Amendment No. 2) of Shineco, Inc. (“the Company”) of our report dated September 30, 2021 included in its Annual Report on Form 10-K dated September 28, 2022 relating to the financial statements and financial statement schedules of the Company as of June 30, 2021, and the related consolidated statements of comprehensive income (loss), changes in equity and cash flows for the year ended June 30, 2021.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China

September 28, 2022